EXHIBIT 21
                                  SUBSIDIARIES

The following subsidiaries are all incorporated in the United Kingdom, with the exception of AdAl Engineering Czech, which is incorporated in the Czech
Republic:

AdAl Group Ltd.
AdAl Estates Ltd
AdAl Stonescreen Ltd.
AdAl Power Ltd.
AdAl Climatix Ltd.
AdAl Industries Ltd.
AdAl Engineering
AdAl Engineering Czech
AdAl Seco:
AdAl Extra Ltd
Supply 2000 Ltd
Guilform Holding Limited
AdAl Guilform Ltd.